                                  EXHIBIT 23.2

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



         As independent public accountants, we hereby consent to the use in this Registration Statement on Form S-4 and the Proxy Statement-Prospectus of our report dated January 23, 1998 (except with respect to the matter discussed in Note 18, as to which the date is May 27, 1998, and the matter discussed in Note 19, as to which the date is August 12, 1998) included herein with respect to the consolidated financial statements of Community First Banking Company for each of the three years in the period ended December 31, 1997 and to all references to our firm included in this Registration Statement on Form S-4 and the Proxy Statement-Prospectus.


                                                   /s/ ARTHUR ANDERSEN LLP


Roseland, New Jersey
October 15, 1998